Execution Version

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”) dated as of March 7, 2017, by and among URBAN EDGE PROPERTIES LP, a Delaware limited partnership (the “Borrower”), each of the Banks party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Banks, the Administrative Agent and certain other parties have entered into that certain Revolving Credit Agreement dated as of January 15, 2015 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Banks and the Administrative Agent desire to amend certain provisions of the Credit Agreement, including increasing the aggregate amount of the Loan Commitments from $500,000,000 to $600,000,000, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1. Specific Amendments to Credit Agreement. Upon the effectiveness of this Amendment, the parties hereto agree that the Credit Agreement shall be amended as follows:

(a)The Credit Agreement is amended by (i) replacing the reference to “Level 5” in the fourth sentence of clause (a) the definition of “Applicable Margin” contained in Section 1.01 thereof with a reference to “Level 6” and (ii) replacing the table in clause (a) of the definition of “Applicable Margin” contained in Section 1.01 thereof in its entirety with the following:

Level	Ratio of Total Outstanding Indebtedness to Capitalization Value	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	< 0.35 to 1.00	1.100%	0.100%
2	> 0.35 to 1.00 but < 0.40 to 1.00	1.150%	0.150%
3	> 0.40 to 1.00 but < 0.45 to 1.00	1.200%	0.200%
4	> 0.45 to 1.00 but < 0.50 to 1.00	1.250%	0.250%
5	> 0.50 to 1.00 but < 0.55 to 1.00	1.300%	0.300%
6	> 0.55 to 1.00	1.550%	0.550%

(b)The Credit Agreement is further amended by replacing the table in clause (b) of the definition of “Applicable Margin” contained in Section 1.01 thereof in its entirety with the following:

Level	Credit Rating (S&P/Moody’s/Fitch)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	A-/A3/A (or equivalent) or better	0.825%	0.000%
2	BBB+/Baa1/BBB+ (or equivalent)	0.875%	0.000%
3	BBB/Baa2/BBB (or equivalent)	1.000%	0.000%
4	BBB-/Baa3/BBB- (or equivalent)	1.200%	0.200%
5	Lower than BBB-/Baa3/BBB- (or equivalent or unrated)	1.550%	0.550%

(c)The Credit Agreement is further amended by replacing the table in clause (a) of the definition of “Facility Fee” contained in Section 1.01 thereof in its entirety with the following:

Level	Facility Fee
1	0.150%
2	0.200%
3	0.200%
4	0.250%
5	0.300%
6	0.350%

(d)The Credit Agreement is further amended by restating the definitions of “Capitalization Rate”, “Defaulting Lender”, “Federal Funds Rate”, “Maturity Date”, “Sanctioned Country” and “Swingline Lender” contained in Section 1.01 thereof in their entirety as follows:

“Capitalization Rate” means 6.25%.

“Defaulting Lender” means any Bank that (a) has failed, within three Banking Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent and Borrower in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (iii) above, such Bank notifies the Administrative Agent in writing that such failure is the result of a good faith dispute which has been specifically identified, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Banking Days after request by the Administrative Agent, a Fronting Bank, the Swingline Lender or Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such Fronting Bank’s, the Swingline Lender’s or Borrower’s and the Administrative Agent’s (as applicable) receipt of such certification in form and substance reasonably satisfactory to it or them (as applicable), (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Banking Day, for the immediately preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided that if the Federal Funds Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Maturity Date” means March 7, 2021, subject to extension pursuant to Section 2.17.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including but not limited to Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Swingline Lender” means each of Wells Fargo Bank, National Association and PNC Bank, National Association, in its capacity as a Swingline Lender hereunder, and their permitted successors in such capacity in accordance with the terms of this Agreement. Any reference to “the Swingline Lender” herein shall be deemed to refer to each Swingline Lender, any Swingline Lender, the applicable Swingline Lender or all Swingline Lenders, as the context may require.

(e)The Credit Agreement is further amended by adding the following definitions of “Bail-In Action”, “Bail-In Legislation”, “EEA Financial Institution”, “EEA Member Country”, “EEA Resolution Authority”, “EU Bail-In Legislation Schedule”, “First Amendment Date” and “Write Down and Conversion Powers”, to Section 1.01 thereof in the appropriate alphabetical location:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“First Amendment Date” means March 7, 2017.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(f)The Credit Agreement is further amended by restating Section 2.03 thereof in its entirety as follows:

SECTION 2.03. Swingline Loan Subfacility.

(a)    Swingline Commitment. Subject to the terms and conditions of this Agreement, during the period from the Closing Date to but excluding the Swingline Maturity Date, each Swingline Lender severally and not jointly, in its individual capacity, agrees to make certain revolving credit loans in Dollars to Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the term hereof; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the lesser of (i) Sixty Million Dollars ($60,000,000) and (ii) the Total Loan Commitment less the sum of (A) all Loans then outstanding, excluding Swingline Loans, and (B) the outstanding amount of all Letter of Credit Liabilities; provided, however, that no Swingline Lender shall be obligated to make any Swingline Loan if, after giving effect to such Swingline Loan, the aggregate amount of Swingline Loans made by such Swingline Lender would exceed the lesser of (A) the Loan Commitment of the Bank then acting as such Swingline Lender less its Pro Rata Share of the principal amount of all Ratable Loans and Letter of Credit Liabilities then outstanding (the “Swingline Commitment”) and (B) Thirty Million Dollars ($30,000,000). Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b)    Swingline Borrowings.

(1)    Notice of Borrowing. With respect to any Swingline Loan, Borrower shall give the Swingline Lender selected by the Borrower to make such Swingline Loan and Administrative Agent notice in writing which is received by such Swingline Lender and Administrative Agent not later than 2:00 p.m. (New York City time) on the proposed date of such Swingline Loan (and confirmed by telephone by such time), specifying (A) that a Swingline Loan is being requested, (B) the amount of such Swingline Loan, (C) the proposed date of such Swingline Loan, which shall be a Banking Day and (D) stating that no Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Loan. Such notice shall be irrevocable. Not later than 3:00 p.m. (New York City time) on the proposed date of the requested Swingline Loan, the applicable Swingline Lender will make the proceeds of such Swingline Loan available to the Administrative Agent at its principal office in Dollars, in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the satisfaction of the applicable conditions set forth in Section 4.02 for such borrowing, be made available to the Borrower not later than 4:00 p.m. (New York City time) on such date by depositing same, in immediately available funds, in an account of the Borrower designated by the Borrower in the Disbursement Instruction Agreement.

(2)    Minimum Amounts. Each Swingline Loan shall be at least Three Million Dollars ($3,000,000) and, or an integral multiple of One Million Dollars ($1,000,000).

(3)    Repayment of Swingline Loans. Each Swingline Loan shall be due and payable on the earliest of (A) five (5) Banking Days from and including the date of such Swingline Loan and (B) the Swingline Maturity Date. If, and to the extent, any Swingline Loans shall be outstanding on the date of any Ratable Loan, such Swingline Loans shall first be repaid from the proceeds of such Ratable Loan prior to the disbursement of the same to Borrower. If, and to the extent, a Ratable Loan is not requested prior to the earliest of the Swingline Maturity Date and the end of the five (5) Banking Day period after such Swingline Loan was made, or unless Borrower shall have notified Administrative Agent and the applicable Swingline Lender prior to 1:00 p.m. (New York City time) on the third (3rd) Banking Day after such Swingline Loan was made that Borrower intends to reimburse the applicable Swingline Lender for the amount of such Swingline Loan with funds other than proceeds of Ratable Loans, Borrower shall be deemed to have requested Ratable Loans comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to the applicable Swingline Lender. In addition, if (x) Borrower does not repay a Swingline Loan on or prior to the end of such five (5) Banking Day period, or (y) a Default or Event of Default shall have occurred during such five (5) Banking Day period, the Swingline Lender making such Swingline Loan may, at any time, in its sole discretion, by written notice to the Borrower and Administrative Agent, demand repayment of its Swingline Loans by way of Ratable Loans, in which case the Borrower shall be deemed to have requested Ratable Loans comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to such Swingline Lender. Any Ratable Loan which is deemed requested by the Borrower in accordance with this Section 2.03(b)(3) is hereinafter referred to as a “Mandatory Borrowing”. Each Bank hereby irrevocably agrees to make Ratable Loans promptly upon receipt of notice from Administrative Agent of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Bank (or the next Banking Day if such notice is received after 12:00 p.m. (New York City time)) notwithstanding (I) the amount of the Mandatory Borrowing may not comply with the minimum amount of Ratable Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.02 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such deemed request for a Ratable Loan to be made by the time otherwise required in Section 2.05, (V) the date of such Mandatory Borrowing (provided that such date must be a Banking Day), or (VI) any termination of the Loan Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith.

(4)    Purchase of Participations. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from the Borrower on or after such date and prior to such purchase) from the applicable Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Bank to share in such Swingline Loans ratably based upon its Pro Rata Share (determined before giving effect to any termination of the Loan Commitments), provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of the Swingline Lender making such Swingline Loans until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to Swingline Lender interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate, for the two (2) Banking Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate.

(c)    Interest Rate. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans or at such other rate or rates as Borrower and the applicable Swingline Lender may agree in writing.

(g)The Credit Agreement is further amended by restating the first sentence of Section 2.15(c) thereof in its entirety as follows:

Unless a Default under Section 9.01(1) or 9.01(5) or an Event of Default has occurred and is continuing, Borrower, by written notice to Administrative Agent, may request on up to four (4) occasions during the term of this Agreement that the Total Loan Commitment be increased by an amount not less than Twenty‑Five Million Dollars ($25,000,000) per request and not more than Four Hundred Million Dollars ($400,000,000) in the aggregate (such that the Total Loan Commitment after such increase shall never exceed One Billion Dollars ($1,000,000,000)); provided that for any such request (a) the Borrower shall not have delivered an Extension Notice prior to, or simultaneously with, such request, (b) any Bank which is a party to this Agreement prior to such request for increase, at its sole discretion, may elect to increase its Loan Commitment but shall not have any obligation to so increase its Loan Commitment and (c) such request shall be accompanied by a certificate from the Borrower confirming that the representations and warranties of Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the requested increase in the Total Loan Commitments (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder).

(h)The Credit Agreement is further amended by restating Section 2.16(b) thereof in its entirety as follows:

(b)    The amount of any such Letter of Credit shall be limited to the lesser of (1) Sixty Million Dollars ($60,000,000) (as such amount may be reduced by written notice from the Borrower to the Administrative Agent consistent with the requirements of Section 2.15(a) so long as the outstanding Letters of Credit do not exceed such reduced amount) less the aggregate face amount of all other Letters of Credit then issued and outstanding or (2) the Available Total Loan Commitment, it being understood that the amount of each Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of the Available Total Loan Commitment as provided in Section 2.01(b) (such reduction to be allocated to each Bank’s Loan Commitment ratably in accordance with the Banks’ respective Pro Rata Shares); provided, however, that (i) no Fronting Bank shall be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate face amount of Letters of Credit issued by such Fronting Bank would exceed Thirty Million Dollars ($30,000,000) and (ii) a Fronting Bank (other than Wells Fargo Bank, National Association) shall not issue a Letter of Credit unless the aggregate stated amount of outstanding Letters of Credit issued by Wells Fargo Bank, National Association would exceed Thirty Million Dollars ($30,000,000) if Wells Fargo Bank, National Association were to issue such Letter of Credit. Upon the issuance by a Fronting Bank of a Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Loan Commitment of each Bank shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of such Bank’s Pro Rata Share of the stated amount of such Letter of Credit plus any related Reimbursement Obligations in respect of such Letter of Credit then outstanding.

(i)The Credit Agreement is further amended by restating Section 3.07 thereof in its entirety as follows:

SECTION 3.07. Substitution of Banks. If any Bank (an “Affected Bank”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01, (ii) is unable to make or maintain a LIBOR Loan or Bid Rate Loan as a result of a condition described in Section 3.03 or clause (2) of Section 3.02, (iii) has any increased costs as described in Section 3.06, (iv) requires the Borrower to pay any Indemnified Taxes or other amounts to such Bank or any Governmental Authority pursuant to Section 10.13 or (v) becomes a Defaulting Lender, Borrower may, within ninety (90) days of receipt of such demand or notice of the occurrence of an event described above in this Section 3.07) (provided such 90-day period shall be extended for an additional period of 60 days if Borrower shall have attempted during such 90-day period to secure a Replacement Bank (as defined below) and shall be diligently pursuing such attempt), give written notice (a “Replacement Notice”) to Administrative Agent and to each Bank of Borrower’s intention either (x) to prepay in full the Affected Bank’s Loans and to terminate the Affected Bank’s entire Loan Commitment or (y) to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice. After its replacement, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.03 in respect of the period prior to its replacement.

(j)The Credit Agreement is further amended by adding the following Section 5.27 immediately after Section 5.26 thereof:

SECTION 5.27. EEA Financial Institution. Neither the Borrower nor any of its Subsidiaries is an EEA Financial Institution.

(k)The Credit Agreement is further amended by adding “or any Anti-Terrorism Laws” immediately following “Anti-Corruption Laws” in Section 7.06 thereof.

(l)The Credit Agreement is further amended by restating Section 9.01(1) thereof in its entirety as follows:

(1)    If Borrower shall (i) fail to pay the principal of any Loans or Reimbursement Obligations as and when due; or (ii) fail to pay interest accruing on any Loans as and when due and such failure to pay interest shall continue unremedied for five (5) Banking Days after the due date of such amounts; or (iii) fail to pay any fee or any other amount due under this Agreement or any other Loan Document as and when due and such failure to pay shall continue unremedied for five (5) Banking Days after notice by Administrative Agent of such failure to pay;

(m)The Credit Agreement is further amended by restating Section 9.01(14) thereof in its entirety as follows:

(14)    During any period of 12 consecutive months ending after the Closing Date, individuals who at the beginning of any such 12‑month period constituted the Board of Trustees of the General Partner (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of General Partner was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of General Partner then in office;

(n)The Credit Agreement is further amended by restating Section 9.03(c) thereof in its entirety as follows:

(c)    to payment of that portion of the Obligations constituting accrued and unpaid interest on the Swingline Loans, ratably among the Swingline Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(o)The Credit Agreement is further amended by restating Section 9.03(e) thereof in its entirety as follows:

(e)    to payment of that portion of the Obligations constituting unpaid principal of the Swingline Loans, ratably among the Swingline Lenders in proportion to the respective amounts described in this clause (e) payable to them;

(p)The Credit Agreement is further amended by restating Section 10.14 thereof by (i) deleting the word “and” immediately prior to “(f)” therein, (ii) deleting the “.” immediately following “Pro Rata Shares” in clause (f) thereof and adding “and” in lieu thereof and (iii) adding the following clause (g) immediately at the end of clause (f):

(g) each payment or prepayment of principal of Swingline Loans pursuant to the second sentence of Section 2.03(b)(3) shall be made for the account of the Swingline Lenders pro rata in accordance with the respective unpaid principal amounts of the Swingline Loans held by them.

(q)The Credit Agreement is further amended by restating clause (C) of Section 12.02 thereof in its entirety as follows:

(C) any amendment, waiver or consent relating to Section 2.03 or the obligations of a Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Banks required hereinabove to take such action, require the written consent of such Swingline Lender and

(r)The Credit Agreement is further amended by restating the Administrative Agent’s addresses for notices in Section 12.06 of the Credit Agreement to read as follows:

If the to the Administrative Agent:

Wells Fargo Bank, National Association
550 South Tryon Street, 6th Floor
Charlotte, NC 28202
Attention: Bryon Gregory
Telecopier: (704) 410-0329
Telephone: (704) 410-1776

with a copy to

Wells Fargo Bank, National Association
600 South 4th Street, 9th Floor
Minneapolis, MN 55415
MAC N9300-091
Attention: Anthony Gangelhoff
Telecopier: 877-410-5023
Telephone: 612-316-0109

(s)The Credit Agreement is further amended by replacing the first sentence of Section 12.20 thereof with the following:

From time to time, on not less than fifteen (15) Banking Days’ notice, the Borrower may request proceeds of the Loans be used to refinance or acquire properties secured by certain secured mortgage Indebtedness of the Borrower and/or its Subsidiaries, in which event, a portion of the Loans equal to the amount of the advances made hereunder in connection with such refinancing or acquisition, at the Borrower’s election, may be secured by an amended and restated mortgage (in favor of Administrative Agent for the benefit of the Banks) on the property securing the mortgage Indebtedness to be so refinanced or acquired (a “Refinancing Mortgage”) and evidenced by a mortgage note executed by Borrower and/or one or more Subsidiaries (provided that if Borrower shall not execute such mortgage note, the Borrower shall execute a guaranty of such mortgage note), as more particularly set forth in Section 2.09, provided that no Refinancing Mortgage may encumber a property located in a Special Flood Hazard Area as designated by the Federal Emergency Management Agent. At least seven (7) Banking Days prior to the recordation of any Refinancing Mortgage, the Administrative Agent shall provide all Banks with a legal description and special flood hazard determination form for all property proposed to be encumbered thereby.

(t)The Credit Agreement is further amended by adding the following Section 12.25 immediately after Section 12.24 thereof:

Section 12.25. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

(u)The Credit Agreement is further amended by deleting Schedule I attached thereto in its entirety and substituting in lieu thereof Schedule I attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following in form and substance satisfactory to the Administrative Agent:

(a)    a counterpart of this Amendment (this Amendment and any other agreements or documents executed by the Borrower in connection with this Amendment (collectively, the “Amendment Documents”)) duly executed by the Borrower, the Administrative Agent and each of the Banks;

(b)    (i) a Ratable Loan Note duly executed by the Borrower payable to the order of TD Bank, N.A. and (ii) replacement Ratable Loan Notes duly executed by the Borrower payable to the order of each Bank whose Loan Commitment has changed pursuant to this Amendment, in each case, in a principal amount equal to the amount of its Loan Commitment as set forth on Schedule I attached hereto;

(c)    Favorable opinions, dated as of the First Amendment Date, from counsels for Borrower and General Partner addressed to the Administrative Agent and the Banks, as to such matters as Administrative Agent may reasonably request;

(d)    A certified copy of a certificate from the Secretary of State or equivalent state official of the states where Borrower and General Partner are organized, dated as of the most recent practicable date, showing the good standing or partnership qualification of Borrower and General Partner;

(e)    A certified copy of a certificate from the Secretary of State or equivalent state official of the state where Borrower and General Partner maintain their principal places of business (if different from its respective state of formation) dated as of the most recent practicable date, showing the qualification to transact business in such state as a foreign limited partnership or foreign trust, as the case may be, for Borrower and General Partner;

(f)    A copy of a resolution or resolutions adopted by the Board of Trustees of General Partner, certified by the Secretary or an Assistant Secretary of General Partner as being in full force and effect on the First Amendment Date, authorizing the Loans provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by General Partner hereunder on behalf Borrower;

(g)    A certificate, signed by the Secretary or an Assistant Secretary of General Partner and dated the First Amendment Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it and Borrower hereunder;

(h)    A certificate of the sort required by paragraph (3) of Section 6.09 calculated on a pro forma basis as of the quarter ending December 31, 2016;

(i)    The following statements shall be true and Administrative Agent shall have received a certificate dated as of the First Amendment Date signed by a duly authorized signatory of Borrower stating, to the best of the certifying party’s knowledge, the following:

(a)    All representations and warranties contained in this Amendment and in each of the other Loan Documents are true and correct in all material respects on and as of the First Amendment Date as though made on and as of such date (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder and thereunder);

(b)    No Default or Event of Default has occurred and is continuing;

(c)    No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Change or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of Borrower to fulfill its obligations under the Loan Documents to which it is a party; and

(d)    Borrower has received all approvals, consents and waivers, and has made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Law or (B) any agreement, document or instrument to which Borrower is a party or by which Borrower or its properties is bound;

(j)    evidence that (i) all fees due and payable to the Administrative Agent, the Banks and the arrangers pursuant to those certain fee letters by and among the Borrower, the arrangers and the Administrative Agent have been paid and (ii) all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and the arrangers, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, have been paid; and

(k)    such other documents, agreements and instruments as the Administrative Agent, or any Bank through the Administrative Agent, may reasonably request.

Notwithstanding anything herein to the contrary, by its execution and delivery of this Amendment, the Administrative Agent and each Bank party hereto acknowledges and agrees that each of the conditions precedent to the effectiveness of this Amendment that have not previously been waived by such Banks in accordance with the terms of this Amendment has been satisfied and that this Amendment is effective upon the execution and delivery of this Amendment by the Borrower, each such Bank and the Administrative Agent.

Section 3. Allocations. The Administrative Agent, the Borrower and each Bank agree that upon the effectiveness of this Amendment (the date of such effectiveness, the “Amendment Effective Date”), the outstanding Ratable Loans and the participation interests of the Banks in any outstanding Letters of Credit and Swingline Loans shall be allocated among the Banks in accordance with their respective Pro Rata Share calculated based on the Total Loan Commitments of the Banks set forth on Schedule I attached hereto (the “Post-Amendment Commitment Percentage”). To effect such allocations, each Bank whose Post-Amendment Commitment Percentage exceeds the amount of such Bank’s Pro Rata Share of Total Loan Commitments immediately prior to the effectiveness of this Amendment and any Bank providing a new Loan Commitment shall make a Ratable Loan in such amount as is necessary so that the aggregate principal amount of Ratable Loans held by such Bank shall equal such Bank’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Ratable Loans as of the Amendment Effective Date. The Administrative Agent shall make such amounts of the proceeds of such Ratable Loans available to each Bank whose Post-Amendment Commitment Percentage is less than the amount of such Bank’s Pro Rata Share of Total Loan Commitments immediately prior to the effectiveness of this Amendment as is necessary so that the aggregate principal amount of Ratable Loans held by such Bank shall equal such Bank’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Ratable Loans as of the Amendment Effective Date. The parties hereto confirm that the aggregate outstanding principal amount of the Ratable Loans immediately prior to the Amendment Effective Date is equal to the aggregate outstanding principal amount of the Ratable Loans immediately after giving effect to the Amendment. Except for any Ratable Loan Notes to be provided to the Banks in the principal amount of their respective Loan Commitments, no other documents, instruments or fees (other than fees set forth in Section 2(j) above) shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary).

TD Bank, N.A., as a new Bank under the Credit Agreement on the Amendment Effective Date, hereby agrees to provide a new Loan Commitment in the amount set forth on Schedule I attached hereto. On the Amendment Effective Date, TD Bank, N.A. agrees to become and shall be deemed a Bank for all purposes of the Credit Agreement, and each reference to the Banks in the Credit Agreement shall be deemed to include TD Bank, N.A. TD Bank, N.A. hereby appoints Wells Fargo Bank, National Association as the Administrative Agent and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and other Loan Documents as are delegated to the Administrative Agent by the terms thereof.

The Administrative Agent, the Borrower and each Bank confirms the amount of each such Bank’s Loan Commitment as set forth on Schedule I attached hereto.

Section 4. Representations. The Borrower represents and warrants to the Administrative Agent and the Banks that:

(a)    Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit under the Credit Agreement as amended by this Amendment. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver the Amendment Documents and perform the Amendment Documents and the Credit Agreement as amended by this Amendment in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Amendment Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of the Amendment Documents and the Credit Agreement as amended by this Amendment is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(b)    Binding Effect. This Amendment and the Credit Agreement as amended by this Amendment constitute valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their terms.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

(d)    No Material Adverse Change. Since December 31, 2015, there has not been any material adverse condition or material adverse change in or affecting, nor has any circumstance or condition occurred that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, assets, liabilities, financial condition or results of operations of the Borrower and its subsidiaries, taken as a whole.

(e)    No Guarantors. As of the Amendment Effective Date and after giving effect to this Amendment, no Subsidiary is required to be a Guarantor pursuant to Section 6.11 of the Credit Agreement as amended by this Amendment.

Section 5. Reaffirmation of Representations. The Borrower hereby repeats and reaffirms all representations and warranties made or deemed made by the Borrower to the Administrative Agent and the Banks in the Credit Agreement as amended by this Amendment and the other Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full and such representations and warranties are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof immediately after giving effect to this Amendment except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited thereunder.

Section 6. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment is a Loan Document.

Section 7. Costs and Expenses. The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 8. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10. Effect; Ratification. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only. The Credit Agreement is hereby ratified and confirmed in all respects. Nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Banks under the Credit Agreement or any other Loan Document.

Section 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 12. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Revolving Credit Agreement to be executed as of the date first above written.

URBAN EDGE PROPERTIES LP,
a Delaware limited partnership

By: Urban Edge Properties
a Maryland real estate investment trust, general partner

By:
Name: ___________________________
Title: ___________________________

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Fronting Bank, a Swingline Lender and as a Bank

By:
Name:
Title: _______________________________

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PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent, a Fronting Bank, a Swingline Lender and as a Bank

By:
Name:
Title:

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BARCLAYS BANK PLC, as a Bank

By:
Name:
Title:

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CAPITAL ONE, NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:

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CITIBANK N.A., as a Bank

By:
Name:
Title:

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JPMORGAN CHASE BANK, N.A., as a Bank

By:
Name:
Title:

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MUFG UNION BANK, N.A., as a Bank

By:
Name:
Title:

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U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:

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DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By:
Name:
Title:

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GOLDMAN SACHS BANK USA, as a Bank

By:
Name:
Title:

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MORGAN STANLEY BANK, N.A., as a Bank

By:
Name:
Title:

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TD BANK, N.A., as a Bank

By:
Name:
Title:

SCHEDULE I

Bank	Loan Commitment
Wells Fargo Bank, National Association	$80,000,000
PNC Bank, National Association	$80,000,000
Barclays Bank PLC	$55,000,000
Capital One, National Association	$55,000,000
Citibank N.A.	$55,000,000
JPMorgan Chase Bank, N.A.	$55,000,000
MUFG Union Bank, N.A.	$55,000,000
U.S. Bank National Association	$50,000,000
Goldman Sachs Bank USA	$32,500,000
Morgan Stanley Bank, N.A.	$32,500,000
Deutsche Bank AG New York Branch	$25,000,000
TD Bank, N.A.	$25,000,000
Total	$600,000,000.00

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